Exhibit 3.4

CERTIFICATE OF ELIMINATION

OF

SERIES J JUNIOR PARTICIPATING PREFERRED STOCK

OF

RITE AID CORPORATION

March 27, 2018

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware

Rite Aid Corporation, a Delaware corporation (the “Corporation”), does hereby certify that, at a duly convened meeting of the board of directors of the Corporation (the “Board of Directors”) on March 25, 2018, the Board of Directors duly adopted the following resolution:

FURTHER RESOLVED, that none of the authorized shares of Series J Junior Participating Preferred Stock of Rite Aid Corporation are outstanding, and none will be issued subject to the certificate of designations previously filed with respect to such series.

[Signature page follows.]

IN WITNESS WHEREOF, Rite Aid Corporation has caused this certificate to be duly executed in its corporate name as of the date first written above.

RITE AID CORPORATION

By:	/s/ James J. Comitale
	Name:	James J. Comitale
	Title:	Senior Vice President, General Counsel and Secretary